EXHIBIT 23
Ankura Consulting Group, LLC's Consent

Union Carbide Corporation:

Ankura Consulting Group, LLC ("Ankura") hereby consents to the use of Ankura's name and the reference to Ankura's reports appearing in this Quarterly Report on Form 10-Q of Union Carbide Corporation for the quarter ended March 31, 2018.

/s/ B. THOMAS FLORENCE
B. Thomas Florence Senior Managing Director Ankura Consulting Group, LLC May 4, 2018

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